Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH EMPTY BRACKETS INDICATED BY [ ] PURSUANT TO REGULATION S-K ITEM 601(B)(10)(IV) OF THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. AN UNREDACTED COPY OF THE EXHIBIT WILL BE PROVIDED ON A SUPPLEMENTAL BASIS TO THE SEC UPON REQUEST.

REGIS CORPORATION

EXECUTIVE LONG-TERM CASH INCENTIVE PLAN

(Fiscal 2025-Fiscal 2027 Performance Period)

1. Purpose. The purpose of this Regis Corporation Executive Long-Term Cash Incentive Plan, as may be amended from time to time (the “Plan”), is to foster and promote the long-term financial success of Regis Corporation (the “Company”) by motivating certain executives to achieve performance metrics related to the Company’s Actual Adjusted EBITDA (as defined below) for the Company’s fiscal year 2025 through fiscal year 2027.

2. Definitions. The following terms as used herein shall have the meanings set forth in this Section 2.

2.1 “Achieved Incentive” means the product of (a) the Participant’s Applicable Percentage multiplied by (b) the Aggregate Excess EBITDA. For purposes of this Plan, Achieved Incentive shall include Pro-Rated Achieved Incentive.

2.2 “Actual Adjusted EBITDA” means Adjusted EBITDA as reported in the Company’s external financial reporting for the applicable Plan Year but excluding (a) incentive compensation (all bonus and stock-based compensation) expenses and (b) Transaction EBITDA for any Transaction Year.

2.3 “Adjusted EBITDA Thresholds” means, collectively, the Adjusted EBITDA Tier I Threshold and the Adjusted EBITDA Tier II Threshold.

2.4 “Adjusted EBITDA Tier I Threshold” means the threshold level of Actual Adjusted EBITDA performance for the applicable Plan Year, as established by the Administrator in accordance with Section 5.2, plus or minus, as applicable, the amount of expected Transaction EBITDA for any Plan Year following the Transaction Year.

2.5 “Adjusted EBITDA Tier II Threshold” means the stretch threshold level of Actual Adjusted EBITDA performance for the applicable Plan Year, as established by the Administrator in accordance with Section 5.2, plus or minus, as applicable, the amount of expected Transaction EBITDA for any Plan Year following the Transaction Year.

2.6 “Administrator” means the Compensation Committee of the Board.

2.7 “Affiliate” has the meaning set forth in the Equity Plan.

2.8 “Aggregate Excess EBITDA” means the sum of the Excess Adjusted EBITDA for the 2025 Plan Year, the 2026 Plan Year and the 2027 Plan Year.

2.9 “Applicable Percentage” means the percentage of the Aggregate Excess EBITDA allocated to the Participant, as set forth in the Award Notice.

2.10 “Award” means an award of an Applicable Percentage granted pursuant to the Plan.

2.11 “Board” means the Board of Directors of the Company.

2.12 “Cause” has the meaning set forth in the Equity Plan.

2.13 “Change in Control” has the meaning set forth in the Equity Plan.

2.14 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable treasury regulations and guidance promulgated thereunder and any successor or similar statutory provisions.

2.15 “Disability” has the meaning set forth in the Equity Plan.

2.16 “Employee” means an employee of the Company or an Affiliate.

2.17 “Equity Plan” means the Company’s Amended and Restated 2018 Long Term Incentive Plan, as may be amended from time to time.

2.18 “Excess Adjusted EBITDA” means, for any Plan Year, the sum of (a) an amount equal to the product of (i) the amount by which the Actual Adjusted EBITDA for the applicable Plan Year exceeds the Adjusted EBITDA Tier I Threshold for the applicable Plan Year (but in no event shall such amount be less than $0), multiplied by (ii) 15%, plus (b) an amount equal to the product of (i) the amount by which the Actual Adjusted EBITDA for the applicable Plan Year exceeds the Adjusted EBITDA Tier II Threshold for the applicable Plan Year (but in no event shall such amount be less than $0), multiplied by (ii) 15%. For the avoidance of doubt, the amount in subsection (b) is in addition to the amount in subsection (a) for the amount of Actual Adjusted EBITDA in excess of the Adjusted EBITDA Tier II Threshold, if applicable.

2.19 “Participant” means an Employee who has been selected by the Administrator as a Participant in the Plan.

2.20 “Payment Dates” means, collectively, the First Payment Date and the Final Payment Date.

2.21 “Performance Period” means the period from July 1, 2024 to June 30, 2027.

2.22 “Plan Year” means the applicable fiscal year of the Company.

2.23 “Pro-Rated Achieved Incentive” means an amount equal to the product of (a) the Aggregate Excess EBITDA, multiplied by (b) the product of (i) the Participant’s Applicable Percentage, multiplied by (ii) a fraction, equal to (A) the number of days the Participant was employed during the Performance Period divided by (B) 1,095 (the number of days in the Performance Period), with the resulting percentage rounded to the nearest hundredth.

2.24 “Qualifying Termination” means, with respect to a Participant, a termination of employment which is a Separation from Service (a) by the Company without Cause or (b) due to the Participant’s death or Disability.

2.25 “Section 409A” means Section 409A of the Code.

2.26 “Separation from Service” means a “separation from service” as such term is defined for purposes of Section 409A.

2.27 “Transaction EBITDA” means the portion of EBITDA that is expected to be included in or excluded from, as applicable, the Company’s Actual Adjusted EBITDA for a Plan Year solely as a result of a merger, acquisition, disposition or similar transaction, as determined by the Administrator, in its sole discretion, at the time of the closing of such transaction.

2.28 “Transaction Year” means the Plan Year in which a merger, acquisition, disposition or similar transaction closes resulting in Transaction EBITDA.

3. Administration.

3.1 Administrator. The Plan shall be administered by the Administrator.

3.2 Authority of the Administrator. Subject to the provisions of the Plan, the Administrator shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Except as limited by law and subject to the provisions of the Plan, the Administrator will have full power to: (a) select Employees to participate in the Plan; (b) determine each Participant’s Applicable Percentage; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including each Award Notice (as defined below); (e) establish, amend or waive rules and regulations for the administration of the Plan; (f) determine the Adjusted EBITDA Thresholds for the Plan Year; and (e) subject to the provisions of Section 21.2, amend the terms and conditions of any outstanding Awards to the extent the terms are within the Administrator’s discretion under the Plan. Further, the Administrator will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law, the Administrator may delegate some or all of its authority under the Plan. As a part of the Administrator’s discretion, the Administrator may make a corresponding adjustment to a Participant’s Applicable Percentage to reflect a change in the Participant’s position among the positions listed in the schedule approved by the Administrator to determine Applicable Percentages. The Administrator has authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for Plan administration.

3.3 Decisions Binding. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan.

3.4 Administrator Liability. No member of the Administrator will be liable for any action or determination made by the Administrator with respect to the Plan or any Award paid under the Plan. All expenses and liabilities which members of the Administrator incur in connection with the administration of the Plan shall be borne by the Company or its successor. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any Awards paid hereunder, and all members of the Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4. Eligibility and Participation.

4.1 Eligibility. Employees are eligible to participate in the Plan. The Administrator, in its discretion, shall select the Employees who shall be Participants in the Plan.

4.2 Participation. The Administrator may, from time to time, select Employees to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the terms of the Award, the Administrator shall give consideration to such factors deemed appropriate by the Administrator.

4.3 Award Notice. Each Participant will receive an individual LTIP Award Notice from the Company in the form attached hereto as Exhibit A that sets forth the Participant’s Applicable Percentage (the “Award Notice”) providing for payment of any Achieved Incentive, subject to the terms of this Plan.

5. Terms of Awards.

5.1 Determination of Awards. The Administrator, in its sole discretion, shall establish the Applicable Percentage for each Participant, the payment of which shall be conditioned on the achievement of Actual Adjusted EBITDA above the Adjusted EBITDA Tier I Threshold for the Plan Years during the Performance Period.

5.2 Adjusted EBITDA Thresholds. The Administrator shall determine the Adjusted EBITDA Thresholds for the applicable Plan Year. As of the approval of this Plan, (a) the Adjusted EBITDA Tier I Threshold shall be $[__] for each Plan Year in the Performance Period and (b) the Adjusted EBITDA Tier II Threshold shall be $[__] for each Plan Year in the Performance Period. Prior to, or reasonably promptly following the commencement of, each remaining Plan Year in the Performance Period, the Administrator, in its sole discretion, shall establish in writing the Adjusted EBITDA Thresholds for the applicable Plan Year. If, for the applicable Plan Year, the Adjusted EBITDA Tier I Threshold is not equal to $[__] and/or the Adjusted EBITDA Tier II Threshold is not equal to $[__], each Participant shall receive a written notice of the Adjusted EBITDA Tier I Threshold and/or Adjusted EBITDA Tier II Threshold for the applicable Plan Year.

5.3 Adjustments. The Administrator may adjust the Adjusted EBITDA Thresholds or adjust or waive the achievement of the performance goals, at any time, either upwards or downwards, to the extent the Administrator deems necessary and appropriate, in good faith, to account for unforeseen circumstances, extraordinary events, acquisitions, divestitures, changes in accounting standards, or other factors that could significantly impact the Company’s financial performance. Any adjustments will be made with the intention of ensuring that the Adjusted EBITDA Thresholds and any achievement thereof accurately reflects the Company’s operational goals and performance expectations. Any such adjustment to the Adjusted EBITDA Thresholds or achievement level for a Plan Year shall be conclusive and binding for all purposes of the Plan and each Award Notice.

6. Termination of Employment.

6.1 Employment Requirement. Except as otherwise provided in Section 6.2, if a Participant experiences a termination of employment which is a Separation from Service for any reason prior to the Final Payment Date, all of the Participant’s rights to any Achieved Incentive or portion of such Achieved Incentive that remains unpaid for the Performance Period shall be forfeited.

6.2 Qualifying Termination. If a Participant experiences a Qualifying Termination prior to the Final Payment Date, the Participant or the Participant’s beneficiary will be paid: (a) a Pro-Rated Achieved Incentive, if terminated during the Performance Period, and (b) the Achieved Incentive that would otherwise be payable if the Participant remained employed through the Final Payment Date, if terminated following the Performance Period but before the Final Payment Date. For the avoidance of doubt, if a Participant experiences a Qualifying Termination following payment of the first installment on the First Payment Date but prior to the Final Payment Date, the Participant will be paid the amount that would otherwise be payable if the Participant remained employed through the Final Payment Date. In the case of a Participant’s Disability, the employment termination and Separation from Service shall be deemed to have occurred on the date that the Committee determines that the Participant meets the definition of Disability. Payment of any Achieved Incentive under this Section 6.2 shall be made on the Payment Dates in the same manner as Achieved Incentives are paid to other Participants.

7. Calculation and Payment Terms.

7.1 Actual Adjusted EBITDA. As soon as practicable following the end of each Plan Year during the Performance Period, the Administrator shall determine the Actual Adjusted EBITDA for the Plan Year.

7.2 Achieved Incentive. Following the completion of the Performance Period and as soon as administratively practicable following the availability of audited financial results for the final Plan Year in the Performance Period, and any other information necessary to evaluate the achievement of the Aggregate Excess EBITDA, the Administrator shall determine the Achieved Incentive amount or Pro-Rated Achieved Incentive amount, as applicable, for each Participant. If the Aggregate Excess EBITDA is $0, then no payment will be made.

7.3 Payment of Achieved Incentives. A Participant who becomes entitled to receive an Achieved Incentive hereunder shall be paid such Achieved Incentive in two installments as follows:

(a) Fifty percent (50%) of the Participant’s Achieved Incentive or Pro-Rated Achieved Incentive, as applicable, shall be paid on September 15, 2027 (the “First Payment Date”); and

(b) Fifty percent (50%) of the Participant’s Achieved Incentive or Pro-Rated Achieved Incentive, as applicable, shall be paid on July 14, 2028 (the “Final Payment Date”).

7.4 Employment Requirement. Except as otherwise provided in Section 6.2 or Section 8, no Achieved Incentive shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the Payment Dates.

8. Change in Control.

8.1 During the Performance Period. Notwithstanding any provision in the Plan to the contrary, upon a Change in Control of the Company before the end of the Performance Period, a Participant that is employed by the Company or an Affiliate on the effective date of the Change in Control will earn an Achieved Incentive calculated as the product of (a) the Participant’s Applicable Percentage, multiplied by (b) Aggregate Excess EBITDA, calculated in accordance with Section 8.3. Any Achieved Incentive payable pursuant to this Section 8.1 shall be paid within 60 days following the effective date of the Change in Control.

8.2 Following the Performance Period. Upon a Change in Control of the Company following the end of the Performance Period but prior to the Final Payment Date, a Participant that is employed by the Company on the effective date of the Change in Control will be paid any unpaid Achieved Incentive. Any Achieved Incentive payable pursuant to this Section 8.2 shall be paid within 60 days following the effective date of the Change in Control.

8.3 Aggregate Excess EBITDA. Notwithstanding Section 2.18 or anything else in the Plan, in the event of a Change in Control, the amount of Excess Adjusted EBITDA for the Plan Year in which the effective date of the Change in Control occurs (the “CIC Year”) and any Plan Year following the CIC Year remaining in the Performance Period shall be determined by reference to the Company’s most recent Actual Adjusted EBITDA projection or budget, as applicable, as shared with the Board prior to the effective date of the Change in Control for the applicable Plan Year.

9. Assumption of Plan. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a Change in Control or otherwise, to expressly assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

10. Withholding Taxes. All amounts payable hereunder to Employees shall be subject to applicable state, federal and local income, employment and excise tax withholding.

11. Assignment or Transfer of Awards. The Company may assign the Plan and its rights and obligations hereunder in whole, but not in part, only to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign the Plan or any of its rights and obligations hereunder. Subject to the foregoing, the terms and provisions of the Plan shall be binding upon any successor to the Company, and such successor shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the Participants. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Administrator.

12. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an Employee or service provider. The Company reserves the right to terminate any Participant’s employment or service at any time and for any reason or for no reason, with or without cause and with or without advance notice.

13. No Equity Interest. The Plan does not create or convey any equity or ownership interest in the Company, or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

14. No Obligation to Complete a Change in Control. In no event will the Company be obligated to proceed with a Change in Control due to the operation of the Plan and no Participant will have any right to require the Company to proceed with a Change in Control. The Company will have no obligation to disclose to a Participant the status of any discussions or negotiations related to a potential Change in Control.

15. Payments Not Deemed to be Salary. No Achieved Incentive payable under the Plan shall be deemed salary or other compensation to any Participant for purposes of computing benefits to which a Participant may be entitled under any vacation, disability, profit sharing, pension plan or other arrangement of the Company or any of its subsidiaries for the benefit of employees or independent contractors except as may otherwise be specifically provided for by such plan or other arrangement.

16. Contractual Obligation; No ERISA Plan. The obligations of the Company to make payments hereunder is contractual only and all such payments will be made from the general assets of the Company. Each Participant must rely solely on the unsecured promise of the Company, and nothing herein will be construed to give a Participant any right, title, interests or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund, or any obligation to fund or otherwise secure the payment of any amounts due under the Plan, or any kind or fiduciary relationship between the Company and any Participant or any of its other employees or a security interest of any kind in any property of the Company in favor of any Participant or any other person.

17. No Further Limitations. The approval of the Plan by the Administrator shall not be construed as creating any limitations on the power of the Administrator to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of cash incentives, stock options and restricted stock under existing or other plans or other arrangements. Whether or not and, if so, on what terms the Company and/or its stockholders may enter into any transaction which may constitute a Change in Control shall remain in the sole and exclusive discretion of the Company and its stockholders.

18. Compensation Recovery. All Awards and any associated payments are subject to potential forfeiture or recovery by the Company in accordance with any compensation forfeiture or recovery policy adopted by the Board or the Administrator, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s stock is then listed, other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange rules, as such policy or policies may be in effect from time to time.

19. Parachute Payments. Notwithstanding anything herein to the contrary, if any payment or benefit a Participant would receive from the Company pursuant to the Plan, alone or when combined with any other payment related to a Change in Control (a “Payment”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 19, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to either (i) the largest portion of the Payment that would result in no portion of the Payment

(after reduction) being subject to the Excise Tax or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Participant. If a reduction in the Payment is to be made, the Payment will be paid only to the extent permitted under clause (i), and the Participant will have no rights to any additional payments and/or benefits constituting the Payment.

20. Section 409A. The intent of the Company is that the payments under this Plan be exempt from, or comply with, Section 409A, and to the maximum extent permitted the Plan and Awards shall be limited, construed and interpreted in accordance with such intent. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. If at the time of Participant’s Separation from Service, the Participant is a “specified employee,” as defined in Section 409A, any and all amounts payable under this Plan in connection with such Separation from Service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six months. Whenever a payment under this Plan may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments under this Plan, the Participant shall be responsible for the payment of all taxes applicable to Awards hereunder and the Company shall have no liability to the Participant, or any successor thereof, in the event taxes or penalties may ultimately be determined to be applicable to any payment under this Plan.

21. Duration and Amendments.

21.1 Term of the Plan. The Plan shall be effective as of the date it is adopted by the Administrator and shall terminate, upon the earliest to occur of (a) the Final Payment Date, or (b) a Change in Control, in each case, following payment of any Achieved Incentives hereunder.

21.2 Amendment or Termination of Plan. The Committee may, in its sole and absolute discretion, amend or terminate the Plan and any Award at any time and for any reason; provided, however, that without the consent of an affected Participant, no amendment or termination of the Plan or any Award may materially and adversely affect the rights of such Participant under any outstanding Award, except in accordance with Section 5.3.

22. Choice of Law. All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Minnesota without regard to its conflict of laws provision.

23. Dispute Resolution. Any controversy, claim or dispute arising out of or relating to the Plan (other than any controversy, claim or dispute arising out of the interpretation and construction of the Plan, which shall be in the sole authority and discretion of the Administrator as contemplated by Section 3) shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Hennepin County, Minnesota, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS rules. The arbitrators will have no authority to award punitive damages but will have the authority to make awards incorporating relief of an equitable nature. The arbitrator(s) shall apply the laws of the State of Minnesota.

Exhibit A

REGIS CORPORATION

LONG-TERM CASH INCENTIVE PLAN

LTIP AWARD NOTICE

Date:

Participant:

Applicable Percentage:

Regis Corporation, a Minnesota corporation (the “Company”), is pleased to inform you that you have been selected to participate in the Company’s Long-Term Cash Incentive Plan (the “Plan”), pursuant to which you are being provided with the opportunity to receive a cash payout based on the amount of Excess Adjusted EBITDA during the Performance Period. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

Pursuant to the Plan, subject to the Company’s achievement of Aggregate Excess EBITDA above $0 and your continued employment through each Payment Date (except as otherwise provided in the Plan), you will be entitled to receive payment of your Achieved Incentive, calculated in accordance with the terms of the Plan. In the event of a Qualifying Termination, you will be eligible to receive a Pro-Rated Achieved Incentive.

By accepting this Award, signing below and returning this Award Notice to the Company, you agree and acknowledge that you are bound by all terms of the Plan as a Participant therein.

REGIS CORPORATION

By:
Name:
Title:

AGREED AND ACCEPTED:

[NAME]
Date: